Exhibit 99.1

NEWS RELEASE

CONTACTS:	Allergan:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Mark Marmur
(862) 261-7558

ALLERGAN PLC CONFIRMS DISCUSSIONS REGARDING POTENTIAL BUSINESS COMBINATION TRANSACTION WITH PFIZER INC.

THIS IS AN ANNOUNCEMENT FALLING UNDER RULE 2.4 OF IRISH TAKEOVER PANEL ACT, 1997, TAKEOVER RULES, 2013 (THE “IRISH TAKEOVER RULES”).

DUBLIN, IRELAND – October 29, 2015 –Allergan plc today confirmed that it has been approached by Pfizer Inc. and is in preliminary friendly discussions regarding a potential business combination transaction. Allergan stated that no agreement has been reached and there can be no certainty that these discussions will lead to a transaction, or as to the terms on which a transaction, if any, might be agreed. The company will not comment on speculation regarding the terms of a potential transaction.

Under any potential scenario with Pfizer, Allergan remains strongly committed to complete the proposed divestment of its global generics business to Teva Pharmaceutical Industries Ltd and expects the generics divestiture transaction to close in the first quarter of 2016.

A further announcement will be made when appropriate.

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a unique, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing innovative branded pharmaceuticals, high-quality generic and over-the-counter medicines and biologic products for patients around the world.

Allergan markets a portfolio of best-in-class products that provide valuable treatments for the central nervous system, eye care, medical aesthetics, gastroenterology, women’s health, urology, cardiovascular and anti-infective therapeutic categories, and operates the world’s third-largest global generics business, providing patients around the globe with increased access to affordable, high-quality medicines. Allergan is an industry leader in research and development, with one of the broadest development pipelines in the pharmaceutical industry and a leading position in the submission of generic product applications globally.

The directors of Allergan accept responsibility for the information contained in this announcement. To the best of their knowledge and belief (having taken all reasonable care to ensure such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

THIS ANNOUNCEMENT IS NOT AN ANNOUNCEMENT OF A FIRM INTENTION TO MAKE AN OFFER UNDER RULE 2.5 OF THE IRISH TAKEOVER RULES AND THERE CAN BE NO CERTAINTY THAT AN OFFER WILL BE MADE, NOR AS TO THE TERMS ON WHICH ANY OFFER WILL BE MADE.

Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, ‘interested’ (directly or indirectly) in, 1% or more of any class of ‘relevant securities’ of Allergan or Pfizer, all ‘dealings’ in any ‘relevant securities’ of Allergan or Pfizer (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 pm (Irish time) on the ‘business’ day following the date of the relevant transaction. This requirement will continue until the date on which the ‘offer period’ ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of Allergan or Pfizer, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of Allergan by Pfizer or ‘relevant securities’ of Pfizer by Allergan, or by any party acting in concert with either of them, must also be disclosed by no later than 12 noon (Irish time) on the ‘business’ day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

A copy of this announcement will be available on the Allergan website at www.Allergan.com.

Forward-Looking Statements

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the risks associated with acquisition transactions; the difficulty of predicting the timing or outcome of FDA and other regulatory approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (such periodic public filings having been filed under the “Allergan plc” or “Actavis plc” names) and from time to time in Allergan’s other investor communications . Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.